Exhibit 99.1
THIRD AMENDED AND RESTATED SERVICE AGREEMENT
THIS THIRD AMENDED AND RESTATED SERVICE AGREEMENT (the “Agreement”) is entered into as of the 15th day of May, 2008, by and between ADS Alliance Data Systems, Inc. (“Alliance Data”), a Delaware corporation with its principal place of business at 17655 Waterview Parkway, Dallas, Texas 75252, and World Financial Network National Bank (“Bank”), a national banking association, with its principal place of business at 3100 Easton Square Place, Columbus, Ohio 43219.
RECITALS
          WHEREAS, Bank and Alliance Data entered into that certain Second Amended and Restated Service Agreement dated as of April 1, 2006 (as subsequently amended, the “2006 Service Agreement”) so that Bank could outsource certain card processing activities, database services and other administrative functions; and
          WHEREAS, Bank and Alliance Data wish to amend and restate the 2006 Service Agreement in its entirety.
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Alliance Data and Bank agree as follows:
ARTICLE 1
SERVICING AND COMPENSATION
          Section 1.1 Services and Standards. Subject to the terms of this Agreement, Alliance Data, as an independent contractor, shall provide to Bank the services as more fully described in Appendix A (collectively, the “Services”). Alliance Data agrees to perform the Services in accordance with the service standards set forth in Appendix B, or any other service standards as specifically directed by Bank and agreed to by Alliance Data for individual client(s). To the extent that any level of service required by Bank is not enumerated in Appendix B, Alliance Data agrees to provide at least the same level of service to Bank that Alliance Data provides to other clients. In addition, Alliance Data shall continue to provide the number, types and content of reports regarding servicing that it currently provides Bank under the 2006 Service Agreement.
          Section 1.2 Compensation. Bank shall pay Alliance Data for Services performed in accordance with the pricing schedule set forth in Appendix C. Alliance Data reserves the right to pass through any and all out-of-pocket third party expenses to Bank, without markup, including without limitation, those described in Appendix D. Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Alliance Data under this Agreement, excluding taxes based upon Alliance Data’s income, employment of personnel or taxes from which Bank is exempt (provided Bank provides Alliance Data written evidence of such exemption). Undisputed payments shall be made by Bank to Alliance Data within thirty (30) calendar days after Bank’s receipt of Alliance Data’s invoice.
          Section 1.3 Bank Duties. Insofar as the performance of Services under this Agreement requires data, documents, information or materials required to be furnished by Bank, Bank agrees to furnish the data, documents, information or materials reasonably necessary and within such time as may reasonably be necessary in order for Alliance Data to perform the Services in a prompt and workmanlike manner and within the service standards set forth herein.

ARTICLE 2
TERM AND TERMINATION
          Section 2.1 Term. This Agreement shall become effective as of the date first written above and shall continue in full force and effect for a period of three (3) years from such date (“Initial Term”), unless terminated in accordance with the terms of this Agreement. This Agreement shall automatically renew for consecutive one (1) year terms (each, a “Renewal Term”), unless terminated by either party as specified below.
          Section 2.2 Termination. This Agreement will terminate (i) if either party gives written notice of termination not less than one hundred eighty (180) days prior to the expiration of the Initial or any Renewal Term; (ii) if either party fails to perform any of its material obligations or duties under this Agreement or commits a material breach of its representations and warranties and such failure to perform or breach is not cured within thirty (30) days after written notice is provided to the defaulting party; or (iii) if either party becomes insolvent or generally unable to pay its debts as they become due or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors, the other party may terminate this Agreement, subject to applicable creditor rights laws. Notwithstanding the above, the parties agree to cooperate for a period of up to 180 days following the termination of this Agreement to ensure orderly transition by Alliance Data of its duties hereunder to either Bank or Bank’s designated substitute provider of Services.
          Section 2.3 Other Provisions. Article1, Article 4, Article 5 and their related obligations, including Bank’s obligation to pay Alliance Data for Services performed, shall survive the termination of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Performance. Alliance Data represents and warrants that it has all of the necessary facilities and qualified personnel to provide the Services in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care.
          Section 3.2 Organizational Existence. Each party to this Agreement represents and warrants to the other party that it: (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted; and (v) is in compliance with its certificate of incorporation and by-laws.
          Section 3.3 Corporate Power. Each party to this Agreement represents and warrants to the other party that the execution, delivery, and performance of this Agreement and all instruments and documents to be delivered hereunder: (i) are within the party’s corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not and will not contravene any provisions of the party’s certificate of incorporation, or by-laws; (iv) will not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which any of its property is bound; and (vi) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained previously. This Agreement has been duly executed and delivered, and constitutes a legal, valid, and binding obligation, enforceable in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to the availability of equitable remedies.
          Section 3.4 Solvency. Each party to this Agreement represents and warrants to the other party that it is Solvent. “Solvent,” as to an entity for purposes of this Agreement, means (i) such entity is presently able generally to pay its debts as they become due and (ii) such entity does not have unreasonably small capital to carry on such entity’s business as theretofore operated and all business in which such entity is about to or intends to engage.
          Section 3.5 No Default. Each party to this Agreement represents and warrants to the other party that it is not in default with respect to any material contract, agreement, lease, or other instrument to which it is a party, nor has it received any notice of default under any such material contract, agreement, lease or other instrument which as a consequence of any such default, would materially and adversely affect the performance of its obligations under this Agreement.
          Section 3.6 No Burdensome Restrictions. Each party to this Agreement represents and warrants to the other party that no contract, lease agreement, or other instrument to which it is a party or by which it is bound, and no provision of applicable law or governmental regulation, materially and adversely affects the business, operation, prospects, property, or financial condition of the party such as to impair its ability to meet its obligations under this Agreement.
          Section 3.7 Information Correct. Each party to this Agreement represents and warrants to the other party that all information furnished for purposes of or in connection with this Agreement is, to the best of such parties’ knowledge, true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. There is no fact known which has not been disclosed and which materially and adversely affects the financial condition, business, property, or prospects of the party.
          Section 3.8 No Termination Event. Each party to this Agreement represents and warrants to the other party that no event which, with notice or the passage of time or both, would permit termination of this Agreement has occurred and is continuing or, to the best knowledge of the party, is threatened to occur.
ARTICLE 4
CONFIDENTIALITY
          Section 4.1 Duty of Confidentiality. In connection with the performance of this Agreement, each party may receive information which the other party (the “Furnishing Party”) has identified to the party receiving such information (the “Receiving Party”) as being confidential or proprietary to the Furnishing Party, or otherwise not generally available to the public (collectively, the “Confidential Information”). Confidential Information, includes, but is not limited to, the confidential and proprietary information of either party or its affiliates, subsidiaries, or parent companies disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment). Confidential Information includes, by way of example, but without limitation, the Business Information, Technical Information, and Personal Information described below.

          (a) Examples of ”Business Information” are: business models, know-how, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas.
          (b) Examples of “Technical Information” are: software, algorithms, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works.
          (c) Examples of “Personal Information” are: all non-public personal information of or related to individual customers or consumers of either party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, and account, financial or transaction information.
Each party agrees (i) to keep the Confidential Information confidential and (ii) not to use or disclose the Confidential Information for any purpose, other than the purpose for which it was disclosed, without the prior written consent of the Furnishing Party.
          Section 4.2 Information which is not Confidential Information. For purposes of this Agreement, “Confidential Information,” with the exclusion of Personal Information, shall not include: (i) information in the public domain at the time that it was provided by the Furnishing Party or subsequently came in to the public domain other than as a result of breach of the confidentiality provisions contained herein; (ii) information obtained from a third party (provided such party was not bound by confidentiality agreements with the Furnishing Party); (iii) information is released by the Furnishing Party to anyone without restriction; (iv) information that was known to the Receiving Party prior to its disclosure without any obligation to keep it confidential as evidenced by tangible records kept by the Receiving Party in the ordinary course of business; or (v) information independently developed by the Receiving Party.
          Section 4.3 Preservation of Confidential Information. Procedures to Protect. Security Controls. The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its best efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. In addition, the Receiving Party shall establish commercially reasonable controls to ensure the confidentiality of Confidential Information and to ensure that Confidential Information is not disclosed contrary to the provisions of this Agreement, GLBA, or any other applicable laws. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against threats or hazards to the security and integrity of Confidential Information, and (iii) protect against unauthorized access to or use of Confidential Information. The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its commercially reasonable efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. The parties shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding customer Information, as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570. Alliance Data shall immediately notify Bank in the event it believes, or has reason to believe, that a security breach or any other unauthorized intrusion has occurred. Alliance Data shall estimate the intrusion’s impact on the Bank and shall specify any corrective action taken by Alliance Data.
          Section 4.4 Return of Confidential Information. The Receiving Party shall, at the Furnishing Party’s option, either destroy or return the Confidential Information to the Furnishing Party as soon as possible after completion of the Services or other circumstances for which such Confidential Information was disclosed. Upon written request or upon termination of this Agreement, the Receiving Party shall, at its option, either destroy or return to the Furnishing Party such Confidential Information in its possession or control.
          Section 4.5 Compelled Disclosure. If the Receiving Party is legally compelled (including, without limitation, by law, rule, regulation, stock exchange or governmental regulating or administrative or similar agency, as part of a judicial or administrative proceeding or otherwise, by deposition, interrogatory, request for information or documents, subpoena, civil or criminal investigative demand or otherwise) to disclose any Confidential Information, the Receiving Party shall promptly notify, where allowed by law to do so, the Furnishing Party to permit the Furnishing Party to seek a protective order or take other appropriate action. The Receiving Party shall also cooperate in the Furnishing Party’s efforts to obtain a protective order or other reasonable assurance that the Confidential Information shall be treated confidentially. If, in the absence of a protective order, the Receiving Party or its representatives are, in the opinion of counsel, compelled as a matter of law to disclose the Confidential Information, the Receiving Party may disclose to the party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed (in which case, prior to disclosure, the Receiving Party shall advise and consult with the Furnishing Party and its counsel as to such disclosure and the nature and wording of such disclosure) and shall use its reasonable best efforts to obtain confidential treatment therefore.
          Section 4.6 Continuing Duty. Each party’s obligations to confidentiality and non-disclosure shall survive the termination of this Agreement.
ARTICLE 5
INDEMNIFICATION
          Section 5.1 Alliance Data shall indemnify and hold Bank, its officers, directors, employees and agents harmless from and against any “Losses,” defined in Section 5.5 below, arising out of or in connection with:
          (a) The intentional or negligent act or omission of Alliance Data or of its officers, directors, employees, or agents (including Subcontractors) in the performance of the duties and obligations of Alliance Data under this Agreement;
          (b) The failure by Alliance Data, after notice of breach and opportunity to cure in accordance with 2.2 above, to comply with the terms of this Agreement; or
          (c) The failure by Alliance Data to comply with its obligations under any and all laws, rules or regulations applicable to Alliance Data; provided, however, that no indemnification shall be available under this clause (c) as to any matter for which Bank is required to indemnify Alliance Data under Section 5.3 (d); or
          (d) Any act or omission to act taken or not taken, as the case may be, by Bank, its officers, directors, employees or agents, at the request of, and in accordance with such instructions or procedures as may be required by Alliance Data if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to Alliance Data;
provided, however, that except as specifically provided in clause (d) above, Alliance Data shall not be required to indemnify or hold Bank, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of Bank, its officers, directors, employees or agents.
          Section 5.2 Except as hereinafter set forth, the liability of Alliance Data to Bank shall be limited in the aggregate to two times the amount payable by Bank to Alliance Data under the terms of this Agreement. The foregoing limitation on liability shall not apply to any intentional tort or any negligent or intentional breach of this Agreement by Alliance Data, its employees, officers, directors or subcontractors.
          Section 5.3 Bank shall indemnify and hold Alliance Data, its officers, directors, employees and agents harmless from and against any “Losses,” as defined in Section 5.5 below, arising out of or in connection with:
          (a) The intentional or negligent act or omission of Bank or of its officers, directors, employees, or agents in the performance of the duties and obligations of Bank under this Agreement;
          (b) The failure by Bank, after notice of breach and opportunity to cure in accordance with Section 2.2 above, to comply with the terms of this Agreement; or
          (c) The failure by Bank to comply with its obligations under any and all laws, rules or regulations applicable to Bank; provided, however, that no indemnification shall be available under this clause (c) as to matters for which Alliance Data is required to indemnify Bank under Section 5.1(d);
          (d) Any act or omission to act by taken or not taken, as the case may be, by Alliance Data, its officers, directors, employees or agents, at the request of, and in accordance with such instructions or procedures as may be required by Bank, if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to Bank;
provided, however, that except as specifically provided in clause (d) above, Bank shall not be required to indemnify or hold Alliance Data, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of Alliance Data, its officers, directors, employees or agents.
          Section 5.4 Notice of Claims. Each party shall promptly notify the other party of any claim, demand, suit, or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding
          Section 5.5. Losses. For purposes of this Article 5, the term “Losses” shall mean any losses, damages, costs, and expenses, liabilities, settlements, or similar items including, without limitation, reasonable attorneys’ fees and court costs reasonably incurred by Alliance Data or Bank, as the case may be.

ARTICLE 6
NOTICES
          Section 6.1 Notices. All notices required under this Agreement shall be in writing and be deemed to have been properly given when delivered in person or sent by certified or registered USPS mail, return receipt requested, postage prepaid, addressed:

If to Alliance Data:

ADS Alliance Data Systems, Inc.
17655 Waterview Parkway
Dallas, Texas 75252
Attn: General Counsel	Facsimile No. (972) 348-5150

If to Bank:

World Financial Network National Bank
3100 Easton Square Place
Columbus, Ohio 43219
Attn: President	Telephone No. (614) 729-4700
Facsimile No. (614) 729-4899

With a copy to:

World Financial Network National Bank
3100 Easton Square Place
Columbus, Ohio 43219
Attn: General Counsel	Facsimile No. (614) 944-5801
Each notice sent pursuant to the terms hereof shall also be sent by facsimile transmission to the persons, and at the numbers, set forth herein (as the same may be changed from time to time). Either party may change its address, telephone or facsimile number for notices by notice in the manner set forth above.
ARTICLE 7
SUBCONTRACTING
          Section 7.1 Subcontractors. In performing its obligations under this Agreement, Alliance Data may engage subcontractors and other third parties (collectively, “Subcontractors”), provided Alliance Data has done so in compliance with Bank’s vendor due diligence policy. All Subcontractors shall, as a condition to their engagement, agree to be bound by provisions substantially similar to those included in this Agreement, specifically those relating to Confidential Information and Bank’s and regulators’ right to audit. Alliance Data shall not, without first obtaining Bank’s written permission, outsource any services involving the release of Personal Information outside of the United States.

ARTICLE 8
INSURANCE
          Section 8.1. Insurance. Alliance Data shall during the Term of this Agreement maintain in force the following insurance coverages. Alliance Data shall cause its insurers to issue certificates of insurance evidencing that the coverage required under this Agreement is maintained in force, and that Bank is a designated additional insured. Alliance Data shall provide or have its insurer provide to Bank not less than thirty (30) days written notice of any modification in insurance coverage that reduces coverage to amounts below the limits set forth below or any cancellation or non-renewal of the policies.
          8.1.1 Worker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the nation, province, state, or territory exercising jurisdiction over Alliance Data employees; and Employer’s Liability Insurance, with minimum limits of $1,000,000 bodily injury per occurrence, $1,000,000 bodily injury by disease for each employee, and $1,000,000 bodily injury by disease in the aggregate. The policy shall be endorsed to include “all states” coverage and a waiver of subrogation in favor of Bank, where allowed by law;
          8.1.2 General Liability Insurance, written on an “occurrence” basis with a combined single limit of at least $1,000,000 per occurrence, and $2,000,000 aggregate for bodily injury and property damage in a form providing coverage not less than a standard commercial general liability policy including hazards of operation coverage, products/completed operations coverage, contractual coverage, and an umbrella liability policy with limits of at least $15,000,000. Each policy shall name Bank as an additional insured and shall include a waiver of subrogation in favor of Bank.
          8.1.3 Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Alliance Data, acting alone or in collusion with others, in a minimum amount of $5,000,000.
          8.1.4 Alliance Data shall ensure that its subcontractors, if any, maintain adequate insurance coverage as appropriate for the services rendered by such subcontractors.
ARTICLE 9
LIMITATION OF LIABILITY
          Section 9.1 Exclusion of Consequential and Other Damages; Limitation. EXCEPT AS SET FORTH IN SECTION 9.4, AND AS OTHERWISE MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, SUFFERED BY THE OTHER PARTY, ANY END USER, CUSTOMER, RESELLER OR ANY DISTRIBUTOR, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTIONS, OR OTHER ECONOMIC LOSS ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER OR ANY SERVICES PROVIDED HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
          Section 9.2 TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT AGAINST Alliance Data HEREUNDER, Alliance

Data SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO TWO TIMES THE FEES PAID BY BANK TO Alliance Data UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEEDING THE DATE OF OCCURENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT AGAINST BANK HEREUNDER, BANK SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE FEES PAID BY BANK TO Alliance Data UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEEDING THE DATE OF OCCURENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY.
          Section 9.3 In the event that a Party believes that it has a claim against the other Party for losses sustained as a result of such other Party’s actions or inactions under the Agreement, the Party having such claim shall promptly notify the other Party of such claim. NO ACTION MAY BE BROUGHT RELATING TO THE AGREEMENT AT ANY TIME MORE THAN TWENTY FOUR (24) MONTHS AFTER SUCH PARTY CLAIMING SUCH LOSS HAS BECOME AWARE OF OR SHOULD REASONABLY HAVE BECOME AWARE OF THE MATERIAL FACTS GIVING RISE TO THE CAUSE OF ACTION OCCURRED.
          Section 9.4 Exceptions. Notwithstanding the foregoing limitations on liability, the limitations set forth in Section 9.1 and 9.2 shall not apply (i) with respect to damages proximately caused by the gross negligence and/or intentional tortuous conduct of either Party, (ii) to limit either Party’s express obligations under this Agreement to defend or indemnify the other under this Agreement for damages caused by either Party’s infringement (or misappropriation) of the then presently issued patents of, or the copyrights or trade secrets of, the other Party, or (iii) to a Party’s material breach of Sections 3 and/or 4 of this Agreement.
Nothing in this Section 9 shall abridge the right of either Party to terminate this Agreement as may be expressly allowed in this Agreement, nor be construed to limit in any manner either Party’s right to seek injunctive relief. Each Party shall have a duty to mitigate damages for which the other Party is responsible under this Agreement.
          Section 9.5 Acknowledgments. EACH OF THE PARTIES UNDERSTANDS THE LEGAL AND ECONOMIC RAMIFICATIONS OF THIS SECTION, AND ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION WERE NEGOTIATED BETWEEN PARTIES AND THAT SUCH PROVISIONS WERE CONSIDERED BY EACH PARTY IN DETERMINING THE SPECIFIC RISKS THAT IT ASSUMED IN AGREEING TO ITS OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND THE AMOUNTS OF THE PAYMENTS TO BE MADE UNDER THIS AGREEMENT.
ARTICLE 10
GENERAL PROVISIONS
          Section 10.1 Force Majeure. Any party to this Agreement shall be released from liability hereunder for failure to perform any of its obligations herein (other than the obligation of Bank to pay for Services) where such failure to perform occurs by reason of any act of God, fire, flood, storm, earthquake, tidal wave, sabotage, war, military operation, terrorist acts, national emergency, civil commotion, strike, order of any government agency or other cause beyond either party’s reasonable control.
          Section 10.2 Status of Parties to Agreement. Nothing in this Agreement shall be construed as making either party a joint venturer, partner, representative, employee, or agent of the other. Neither Alliance Data nor Bank shall hold itself out as such. Alliance Data is and shall be considered an independent contractor.
          Section 10.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflicts of laws provisions.
          Section 10.4 No Waiver. No delay on the part of Alliance Data or Bank in exercising any power or right hereunder shall operate as a waiver of any such power or right. No waiver shall be valid unless in writing signed by the waiving party and then only to the extent set forth therein.
          Section 10.5 Assignment and Modification. This Agreement shall not be assigned or amended except by a written instrument signed by both Alliance Data and Bank. Notwithstanding the prior sentence, either party may assign this Agreement to an affiliate, subsidiary or the purchaser of all or substantially all of its assets.
          Section 10.6 Titles. The titles and headings indicated herein are inserted for convenience only and shall not be considered a part of this Agreement or in any way limit the construction or interpretation of this Agreement.
          Section 10.7 Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. Any prior agreements, representations, statements, negotiations, or undertakings dealing with the subject matter of this Agreement are superseded, including, but not limited to the 2006 Service Agreement (including any survival clauses contained therein). As a point of clarification, no liabilities arising under the 2006 Service Agreement, or liabilities arising from events that occurred during the term of the 2006 Service Agreement, are waived by the execution of this Agreement and such liabilities are still governed by and subject to the terms of the 2006 Service Agreement.
          Section 10.8 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.
          Section 10.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.
          Section 10.10 Announcements. The parties agree that neither party shall make any publicity release, advertisement or public announcement concerning this Agreement or the Services provided in connection with this Agreement without the prior approval of the other party, except as required by law.
          Section 10.11 Audit. Alliance Data (and its Subcontractors) shall make available its records, policies, procedures, facilities and premises that directly relate to the Services to Bank and Bank’s appropriate regulatory and/or supervisory agencies for examination and to the internal and third party auditors of Bank during normal business hours in a manner that will not disrupt its day-to-day business operations. All persons conducting such examinations shall abide by Alliance Data’s reasonable security procedures and shall conduct such examinations at their own or Bank’s own expense. In addition, Alliance Data shall provide to Bank on an annual basis copies of Alliance Data’s (or its parent company’s) financial reports and such other internal and/or external audit reports or reviews to assist Bank in reviewing the performance of the Services, such as reviews of internal controls, security programs and business continuity programs.

          Section 10.12 Business Continuity/Disaster Recovery. Alliance Data represents and warrants that it currently has in place a business continuity and a disaster recovery plan, will provide Bank an executive summary of the business continuity and disaster recovery plan, which will highlight the parameters of such plan and will, at Bank’s request, complete, at least once per calendar year, Bank’s Business Continuity Questionnaire, which form is attached hereto as Appendix E.
          Section 10.13 Taxes. The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
          (a) Alliance Data shall be responsible for, and shall pay, all sales, use, excise, value-added taxes, or taxes of a similar nature (excluding taxes based upon the Bank’s income or employment of personnel, which shall be borne by the Bank), imposed by the United States, any state, provincial or local government, or other taxing authority, on all goods and services provided under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested, including, without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials, notice of assessments and withholding documentation. Alliance Data shall calculate and include the appropriate amount of taxes on each monthly invoice to the Bank.
          (b) Notwithstanding the foregoing, each party is permitted to disclose the tax treatment and tax structure of any transaction that may occur at any time on or after the earliest to occur of the date of public announcement of discussions relating to the transaction, the date of public announcement of the transaction, and the date of execution of an agreement (with or without conditions) to enter into the transaction. This Agreement shall not be construed to limit in any way the parties’ ability to consult any tax advisor regarding the tax treatment or tax structure of a transaction. These provisions are meant to be interpreted so as to prevent any transaction from being treated as offered under “conditions of confidentiality” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder.
          Section 10.14 Receivership. Alliance Data agrees that if Bank is placed into receivership with the Federal Deposit Insurance Corporation (FDIC), Alliance Data shall continue to comply with the terms of this Agreement, continue to provide the Services in accordance with the Agreement and, upon the request of the FDIC, provide a reasonable time for transition to a successor servicer.
ARTICLE 11
BANK DATA AND INTELLECTUAL PROPERTY
          Section 11.1 Data and Intellectual Property Ownership. The parties acknowledge and agree that any and all data or information provided to Alliance Data in order for Alliance Data to provide the Services under the terms of this Agreement is owned by Bank (“Bank Data”). Alliance Data represents and warrants that, unless otherwise agreed upon in writing, Alliance Data shall use Bank Data solely for the purposes of fulfilling its obligations under the terms of this Agreement and no other purpose. Furthermore, in the event Bank provides any software, hardware or processes to Alliance Data, such software, hardware or processes will remain the exclusive property of Bank. Nothing in this Agreement shall be deemed to convey a proprietary interest to Alliance Data or any third party in any of the software, hardware, processes, technology, or any of the derivative works thereof , or trade name or trade mark rights which are owned or licensed by Bank or any of its non-Alliance Data affiliates.

          Section 11.2 Representation and Warranty by Alliance Data Regarding Intellectual Property. Alliance Data represents, to the best of Alliance Data’s knowledge, that the provision of the Services does not violate the intellectual property rights of any third party.
          Section 11.3 Intellectual Property Indemnity. Notwithstanding the provisions of Article 9 of this Agreement, Alliance Data agrees to indemnify, defend, protect, save and hold harmless Bank, Bank’s subsidiaries and affiliates, and their directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and out-of-pocket expenses reasonably incurred by Bank) arising out of or related to any claim in whole or in part that Bank’s use of the Services or other goods and services provided to the Bank pursuant to this Agreement infringes, induces the infringement, or violates and any third parties’ intellectual property rights. Alliance Data shall defend and settle at its sole expense all suits or proceedings arising in whole or in part out of the foregoing, provided that Bank gives Alliance Data reasonably prompt notice of any such claim of which it learns. This obligation of indemnification shall survive even if Bank does not provide Alliance Data with reasonably prompt notice of any such claim of which Bank learns so long as such failure does not materially prejudice Alliance Data. If, as a result of any such claim, Bank is enjoined from use of the Services, or if Alliance Data believes that Bank is likely to become the subject of a claim, Alliance Data, at its option and expense shall (i) procure the right for Bank to continue to use the Services; (ii) modify the Services so that they are not infringing, while remaining functionally equivalent to the current Services; or (iii) terminate this Agreement.
(Signature block on next page.)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers effective as of the day and year first above written.

ADS Alliance Data Systems, Inc.
By:	/s/ Robert R. Box
Name:	Robert R. Box
Title:	SVP and Chief Operating Officer - Retail

World Financial Network National Bank
By:	/s/ John J. Coane
Name:	John J. Coane
Title:	VP & CFO

APPENDIX A
SERVICES
Alliance Data will provide the following services in support of Bank’s programs, subject to Bank’s policies and procedures:
Product Services
New Account Processing
–	Receipt and processing of applications received via mail/fax/electronic.

–	Credit scoring and adjudication in accordance with Bank credit criteria.

–	Application exceptions will be referred to appropriate Bank representative.

–	Approved accounts will be established on account processing platform.

–	Declined accounts will be sent adverse action letters.
Customer Service
–	Processing of all customer inquires (received via telephone/mail/fax/electronic).

–	Includes toll free customer inquiry number.

–	Responds to billing inquiries, account disputes and adjustments, billing error resolution, provision of duplicate copies of billing documentation (as requested).

–	Serves as a liaison between customers and clients for communication of product/service disputes.
Collections
–	Manages collection of overdue accounts from initial delinquency through charge-off.

–	Manages special account processing including bankruptcy, deceased & fraud.

–	Collection exceptions, including but not limited to settlement offers will be referred to appropriate Bank representative for approval.
Data Processing
–	Management of all aspects of processing platform(s), including day to day operation, backups and maintenance, and disaster recovery.

–	Includes provision of a 24 X 7 control center/help desk facility to monitor and manage data processing operations on behalf of Bank.
Applications Development
–	Includes management and maintenance of processing applications, including new feature development, product enhancements and problem resolution.

–	Includes provision of development staff with specialized knowledge of Bank processing applications.
Enhancement Services
–	Manages the marketing of services to bank customers through periodic communications mediums such as billing statements & telephone communications.

–	Co-develop with third party vendors targeted marketing campaigns that provide offers of complimentary products to Bank’s customers.

Direct Marketing
–	Partners with Bank and clients to develop and execute marketing programs to acquire new customers, increase sales from existing customers, or activate customers who have become inactive.
Sales Support
–	Provision of all Sales development and support on behalf of Bank.

–	A National Sales team will be deployed to market new client relationships on behalf of Bank, working in close partnership with Bank executive management.

–	Includes development of advertising materials and marketing collateral materials.
Client Relationship Management
–	Provides relationship management staff to support day to day management of Bank’s client relationships.
Credit Operations Support
–	Provides strategic credit operations support for all call center operations and includes interfaces with third party partners including credit reporting agencies and collection agencies.
Card Embossing and Issuance
–	Includes end to end processing of card embossing requests, either from initial account set-up or for replacement cards.
Payment Remittance Processing
–	Provides secure processing of customer remittances at Alliance Data’s national remittance center facility.

–	Includes exception item processing and deposit of funds into Bank-specified account(s).
Statement Issuance
–	Includes production and mailing of all customer communications from Bank; including not only periodic statements but also dunning letters, customer service correspondence, adverse action letters and change of terms notices.
Database Services
–	See Appendix A-1.

ADMINISTRATIVE
Critical:
Local Area Network and Telecommunications Support
–	Provision of network and telecommunications access to the Alliance Data systems.
Information Security Support
–	Provision of technologies to protect client/customer data from illegal acquisition. Specifically, this shall include but not be limited to becoming, within the Initial Term of this Agreement, what is commonly referred to as PCI Compliant with regard to the transmission, receipt, storage and use of non-public personal information.
Desktop/PC Support
–	Provision of hardware, software and support to ensure continuous functioning.
Contingency Planning
–	Assist management in planning for a shut down or disruption in business, as requested by Bank.
Accounting Services
–	All services and support deemed reasonable as compared to similar financial services provided by an internal accounting department, including but not limited to daily posting of transactions, daily general ledger production, timely account reconciliation within an acceptable materiality factor as determined by Bank and timely preparation of monthly financial and quarterly regulatory reports.
Tax Services
–	Providing all services deemed reasonable as compared to similar tax related services provided by an internal tax department, including but not limited to computing, paying, and recording all tax obligations of Bank, making appropriate filings in the appropriate taxing jurisdictions, and advising Bank on how to lawfully reduce its tax obligations.
Accounts Payable
–	Provision of services related to timely payment of invoices.
Legal and Compliance
–	Provision of services related to the interpretation and application of federal, state and local rules, laws and regulations to activities conducted by Bank and proactive monitoring of proposed rules, laws and regulations, and on-going implementation.
Audit Services
–	Provision of audit services in accordance with Bank’s policies.
Security
–	Provision of physical security for the buildings owned or occupied by Bank.
Treasury Services
–	Provision of certificate of deposit administration, cash management, funds transfer, and related investment activities and advice as requested by Bank. ADS shall retain reputable broker-dealers, and Bank shall have the right to replace any broker-dealer whose performance does not meet Bank’s satisfaction.

Non-critical:
Human Resources
–	—Assistance in the recruiting, management of staff and management of benefits available to Bank associates.
Strategic Planning Support
–	Support in setting the direction of the Bank, as requested.
Business Planning Support
–	Support in setting the business to be offered by the Bank, as requested.
Facilities Management
–	Assist with management of the premises and its contents.
Mail Services
–	Access to inter-company mail with all other Alliance Data facilities.
Safety Services
–	Access to the Alliance Data policies and procedures regarding safety.
Purchasing
–	Assistance in the purchase of miscellaneous office supplies and materials reasonably necessary to conduct Bank’s business.
Travel Services
–	assistance in and provide discounts on airfare, cars and lodging related to business travel.
Project Management
–	General services as requested by Bank.
Public and Media Relations
–	Assistance in managing media contacts and disclosures to the public.

APPENDIX A-1
SERVICES
DATABASE SERVICES
A. Database Services included in “Fee Per Statement” defined in Appendix C, Pricing Schedule:
1. Database Systems
Alliance Data will provide a Database System capable of collecting and storing Bank Data supplied by Bank. Bank will deliver to Alliance Data Bank Data in file formats specified by Alliance Data. The data will consist of consumers, accounts, transactions, billing information, opt outs and other data.
2. Data Warehouse & Other Sources
Bank Data will be housed by Alliance Data within the Data Warehouse. Third party data sources, opt-out flags, and address hygiene techniques can also be aggregated with the Bank Data, as required and agreed upon by Alliance Data and Bank in writing to further enhance overall data. Standard update processing to be performed by Alliance Data will include steps to standardize addresses and link a customer to each account where data is available.
3. Audits
Alliance Data will perform Data audits and execute process controls to ensure Bank Data integrity is maintained consistent with the information provided through Bank sources. Any discrepancies identified by Alliance Data or Bank’s sources will result in a timely contact between key personnel to resolve any concerns.
4. Data Mart Maintenance Update and Specialized Data Mart(s)
Alliance Data will provide maintenance and weekly updates to Data Marts for Alliance Data to access and use. The Data Marts will be used by Alliance Data for querying, reporting, analytical activities and campaign management file selection on behalf of Bank.
5. Support
Alliance Data will provide 24x7 production support for the standard processing.
6. Campaign Management
Campaign management services shall include the sorting and selecting of Customer names according to specified criteria for the purpose of performing a direct marketing campaign. Third parties must utilize the opt-out and GLB opt-out information according to industry standards and in accordance with the Bank’s policies. Third parties shall only be permitted access in accordance with Bank’s policies.

7. Data Distribution Reports
Audit reports are completed by Alliance Data production support after the weekly update process is complete. The audit report includes reporting on the volume of consumer, accounts and transactions processed as well as trend reporting.
8. Data Updates
The build process for the Data Warehouse and corresponding Data Mart(s) is best managed when Data update frequency is optimized to balance benefits and costs. Accordingly, Alliance Data has devised a build methodology for Bank that incorporates new Data into the Data Warehouse under the following service schedule. Bank shall provide such Data to Alliance Data, in formats specified by Alliance Data, within the time frames set by Alliance Data. The service schedule is subject to change based on optimization of processing. Schedule changes will be communicated to Bank in advance, in writing.
8.1 Weekly Updates
The weekly update process adds new and changed consumers, accounts, billing information, and opt outs. New transactions are also added on a weekly basis.
Additionally, the weekly update process updates existing consumers and accounts and billing information.
8.2 Semi-Annual Updates
Demographic data per account will be acquired from a third party and held in the data mart use in reporting, analysis, querying and selections.
9. Service Standards
The following Database Services shall be provided by Alliance Data as part of the Base Fee.
9.1 Campaign design consulting, execution, reporting, or analysis.
Design, execution and analysis of Direct Marketing Campaigns derived from Bank Data.
9.2 Statistical model development.
The application of mathematical algorithms to data to develop equations that can be used for experimental design, classification, forecasting, estimation, affinity grouping, segmentation, description or clustering.
9.3 Data mining, research, or ad hoc analysis.
Data mining is the exploration and analysis of large quantities of data using mathematical algorithms in an automatic or semiautomatic manner to discover meaningful patterns or rules that can be utilized for classification, forecasting, estimation, affinity grouping, segmentation, description or clustering.

9.4 Qualitative or quantitative customer research.
Primary research utilized to better understand consumer motivations and/or cause and effect of certain customer behaviors.
In addition, Alliance Data agrees to maintain the Database System according to the minimum Service Standards for quality, timeliness and reliability of key processes and updates set forth in Appendix A-2.
B-1. ADDITIONAL DATABASE SERVICES NOT INCLUDED IN BASE FEE.
Fees for the following Additional Database Services would be mutually agreed upon by the parties.
1. Maintaining model scores in Data Mart environment.
The process of loading a mathematical algorithm and scoring Customers and writing model values to the database is not included in the terms of this Agreement.
2. Custom report generation or specialized programming.
The set-up, coding and processing of customized queries and the design, prototyping and delivery of customized reporting. Reporting is generally utilized to best understand trends in customer behavior and product consumption patterns
3. Third-party coordination to support marketing campaigns.
Third party vendor coordination may be required to facilitate the execution of Direct Marketing Campaigns and would not be included.
4. Direct Access to the Data Mart
If the Bank would like direct access to the Data Mart to perform for itself or appoint third party vendors to provide direct mail and email campaign management services, Bank must notify Alliance Data in writing, of their intent to execute campaigns themselves or utilizing a third party vendor. A statement of work will then be generated detailing the data that needs to be in this environment and the update schedule for the environment. Alliance Data will then provide a schedule for when the data mart will be made available for this purpose and costs associated with providing this access
5. Campaign management tool upgrades, including additional licensing fees, development and implementation costs.

APPENDIX A-2
SERVICE STANDARDS
For all Database Services, Alliance Data shall meet either: (i) the following service standards; or (ii) or any other service standards as specifically directed by Bank and agreed to by Alliance Data for individual client(s).
1. Weekly updates of sales Transaction Data from the point of sale
Service Standard
Alliance Data will receive, process, load and make available to Bank, all Bank Data on a weekly basis no later than ninety (90) hours after delivery of such Bank Data to Alliance Data in readable format. For example, if Alliance Data normally receives Data ending midnight Saturday on Sunday afternoon, then such Data would be available to Bank on Thursday morning.
Exclusions
Data from peak seasonal calendar year weeks 1 through 4, and weeks 48 through 52 and one additional floating “grace” week are excluded from this Service Standard.
Penalty
If, for reasons within its reasonable control, Alliance Data fails to meet this Service Standard, a penalty of One Hundred Dollars ($100) per hour of delay in availability of Data beyond ninety (90) hours after delivery of such Data to Alliance Data in readable format will apply up to a maximum penalty of Seven Thousand Five Hundred Dollars ($7,500) for any given week. This penalty will be paid by Alliance Data in the form of service credits for analytical and ad hoc data research projects which must be used by Bank within one (1) year after the date on which the service credit was earned or by any termination or non-renewal of this Agreement, whichever is sooner.
Measurement and Reporting
Alliance Data will track Alliance Data performance of this Service Standard on a weekly basis, and will report results to Bank once per calendar quarter.
2. Availability of a dedicated Data Mart.
Service Standard
Alliance Data will maintain a separate Data Mart from the Data Warehouse and support it for query and reporting by Alliance Data. This Data Mart will be available for use, at a minimum, between the hours of 7 o’clock a.m. and 7 o’clock p.m. (Eastern Standard Time) seven days a week (the “Availability Period”).
Exclusions
Routinely scheduled Data Mart refresh and rebuild periods, and planned maintenance downtimes are excluded from this Service Standard. Although Alliance Data anticipates that most refreshes will occur in periods outside the guaranteed availability period (primarily Wednesday over night), Alliance Data plans to rebuild this Data Mart monthly, and such rebuilds could make this Data Mart unavailable for up to three (3) Business Days per month. All planned downtimes will be communicated via e-mail to all registered users a minimum of forty eight (48) hours in advance. Alliance Data will make reasonable efforts to schedule these periods in non-guaranteed availability hours.

Penalty
If, for reasons within its reasonable control, Alliance Data fails to maintain this Service Standard for at least ninety eight percent (98%) of the Availability Time, a penalty of One Hundred Dollars ($100) per hour (or for any portion of an hour in the case of periods of unavailability that occur for a period of less than an hour) of unavailability of the query Data Mart above two percent (2%) of Availability Time up to a maximum penalty of Seven Thousand Five Hundred Dollars ($7,500) for any given week. This penalty will be paid by Alliance Data in the form of service credits for analytical and ad hoc data research projects which must be used by the Bank within one (1) year after the date on which the service credit was earned or by any termination or non-renewal of this Agreement, whichever is sooner.
Measurement and Reporting
Alliance Data will track Alliance Data performance of this Service Standard on a weekly basis, and will report results to Bank once per calendar quarter.

APPENDIX B
PERFORMANCE STANDARDS
For all Services, Alliance Data shall meet either: (i) the following service standards; or (ii) or any other service standards as specifically directed by Bank and agreed to by Alliance Data for individual client(s).
1.	Alliance Data will process mailed-in applications five days per week. Alliance Data will process one hundred percent (100%) of such applications within six (6) business days of receipt.

2.	Alliance Data will process “instant” and “quick” applications from 9:00 am to 12:30 (Eastern Time) Monday through Saturday and from 10:00 am to 9:30 pm (Eastern Time) Sunday (“Normal Store Hours”). Alliance Data will process at least ninety percent (90%) of such applications within five (5) minutes of receipt. Alliance Data will establish “downtime” procedures for application processing.

3.	Alliance Data will issue new and replacement credit cards within four (4) business days of embossing tape output; provided that schedules for issuance of additional cards pursuant to reactivation programs will be established on a program-by-program basis.

4.	Alliance Data will answer at least eighty percent (80%) of incoming calls within twenty-five (25) seconds and not permit the abandoned call rate to exceed five percent (5%) measured on a monthly basis. Alliance Data will provide authorization service during Normal Store Hours and customer service from 9:00 am to 9:00 pm (Eastern Time) Monday through Saturday.

5.	Alliance Data will provide electronic authorization services to be available at least ninety-nine and one-half percent (99.5%) of Normal Store Hours. Alliance Data will provide batch authorization means for catalogue sales. Alliance Data will establish “downtime” procedures for authorization.

6.	Alliance Data will post valid transactions to the customer’s account within twenty-four (24) to thirty-six (36) hours of receipt of a transaction file received on a business day.

7.	Alliance Data will bill and mail account statements within four (4) business days of the scheduled billing date.

8.	Alliance Data will process at least ninety-six percent (96%) of payments (based on monthly average) made in accordance with the instructions of Bank and at locations or addresses specified by Bank within twenty-four (24) hours of receipt. In the event any payment is not processed within twenty-four (24) hours of receipt, such payment shall be backdated to the date of receipt.

9.	Alliance Data will respond to at least ninety percent (90%) of mailed-in customer inquiries within eight (8) business days and one hundred percent (100%) within thirty-one (31) days of receipt.

10.	Within five (5) business days of receipt of any “NG” check notification, Alliance Data will debit the customer’s account at face value plus any applicable NG check fee and, if payment was originally accepted by Bank and a corresponding payment made to Alliance Data, reimburse the Bank the face value of the check.

11.	Within twenty-four (24) hours of receipt of a request for Critical Administrative Services, as defined above in Appendix A, Alliance Data agrees to acknowledge the request and have an action plan to begin addressing the request/issue within forty-eight (48) hours. Notwithstanding the prior sentence, the Local Area Network and Telecommunications Support and Desktop/PC Support will acknowledge receipt of any request within two (2) hours and resolve the issue within twenty-four (24) hours.

12.	All Administrative Services, as defined above in Appendix A, shall be provided by Alliance Data in accordance with best industry practices.

13.	Alliance Data will track Alliance Data performance of these standards on a weekly basis, and will report results to Bank as agreed upon.
Assumptions:
•	All standards are expressed as simple monthly averages for the Alliance Data service center and are measured on a monthly calendar basis based on Bank client.

•	Telephone service factors are reported and tracked based on Alliance Data’s department averages.

•	Response time for credit application inquiries means those applicants which Bank has approved or declined. Applicants which Bank is reviewing under special circumstances, such as a suspected fraudulent application, shall not be included in the measurement of the standard.

APPENDIX C
PRICING SCHEDULE
Effective as of April 1, 2008
Bank shall pay to Alliance Data the Fee Per Statement listed below. For purposes of this Pricing Schedule, “Fee Per Statement” shall mean the all-inclusive pricing of the Services to be performed by Alliance Data on behalf of Bank as described in this Agreement and the Appendices.
The parties will meet annually to review the actual costs associated with the Services described herein, compared with the budgeted costs used to determine the Fee Per Statement. Based on that review, and projections of future costs, the parties will determine whether (and if so, how much) to adjust the then current Fee Per Statement. Such adjustments shall be documented in a writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement.
Fee Per Statement: $2.18
The Fee Per Statement shall include any reimbursement amounts Bank owes to Alliance Data for Alliance Data’s services performed under the Common Paymaster Agreement entered into between the parties effective April 1, 2006.

APPENDIX D
PASS THROUGH EXPENSES
1.	Outside Legal and Auditor Fees

2.	Regulatory Assessments

3.	Postage Increases not already accounted for in the Fee Per Statement

4.	Supplies: a) credit card plastics and related collateral
b)	other collateral (e.g., statements, envelopes, letters, etc.)

Bank shall reimburse Alliance Data for all supplies at the time such supplies are used.

APPENDIX E
Business Continuity Disaster Recovery Assessment Survey
Prepared By:                      Reviewed By:
Date of Survey:                                   Rating:
Company Name:
Size of Company (numeric value):
Name of Contact:
Contacts Job Title and Phone Number:
Description of Services:
ADS Alliance Data Systems, Inc. Employee Conducting Survey:

	Organizational Responsibilities	Answer — Interviewer’s Comments
1	Is there a position that oversees all business continuity activities?
Who has the job, what is their title?
What position do they report to?
What is their contact information?

2	Is there a position that has responsibility for disaster recovery planning?
Who has the job?
What is their title?
What position do they report to?
What is their contact information?

3	Is there a position that has responsibility for incident management?
Who has the job?
What is their title?
What position do they report to?
What is their contact information?

4	Is there a position that has responsibility for business unit recovery?
Who has the job?
What is their title?
What position do they report to?
What is their contact information?

	Organizational Responsibilities	Answer — Interviewer’s Comments
Business Continuity Plan (BCP)/Disaster Recovery (DR) Policy

5	Does your company have a written or documented BCP/DR policy?

6	Does it require periodic testing? How frequently?

7	Does it require periodic policy updates? How frequently?

8	Do you have disaster recovery plans documented for all mission critical functions?

9	Do you have documented disaster recovery plans for each critical business unit and/or functions? Including Incident response

10	Would you provide Bank with a copy of your disaster recovery plan?

Recovery Expectations

11	What is your recovery time objective (RTO) for data center/systems?

12	What is your recovery time objective (RTO) for call center?

13	What is your recovery time objective (RTO) for critical business operations?

Data Back-up/Storage

14	Does your disaster recovery plan require data back-up?
How frequently?

15	Do you back-up all application, database, program, system and network data?

16	Back-up type (Incremental, Full, Replication, Mirror)?

17	Do you store data offsite?
Frequency (hourly, daily, weekly)?
Where?
Onsite frequency (hourly, daily, weekly)?

	Organizational Responsibilities	Answer — Interviewer’s Comments
Facilities

18	Do you have alternate facility locations for data centers?
Are they company-owned or third party? If so, who?

19	Do you have alternate facility locations for call centers?
Are they company-owned or third party? If so, who?

20	Do you have alternate facility locations for business operations?
Are they company-owned or third party? If so, who?

21	Does your data center have generators, UPS and fire detection and suppression systems?

22	Does your call center have generators, UPS and fire detection and suppression systems?

23	Do your business facilities have generators, UPS and fire detection and suppression systems?

Testing

24	Do you test your data center recovery?
Call center recovery?
Business operations recovery?
How frequently?
When was your last test for each?

25	Do you document your test results?
Will you share them with Bank?

26	Are test result actions steps implemented?

27	Would you allow Bank to participate in your testing process?